UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2005

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-8474	ENTERGY LOUISIANA, INC. (a Louisiana corporation) 4809 Jefferson Highway Jefferson, Louisiana 70121 Telephone (504) 840-2734	72-0245590

Item 8.01 Other Events.

                On July 13, 2005, Entergy Louisiana, Inc. ("ELI"), a Louisiana corporation, filed with the Louisiana Public Service Commission (the "LPSC") an application for authorization to implement a plan of internal restructuring that would, in effect, result in the conversion of its form of business organization from a corporation to a limited liability company. In accordance with the terms of the proposed restructuring, ELI will be converted to a Texas corporation and will hold all the common membership interests in Entergy Louisiana, LLC, a newly organized Texas limited liability company that will be allocated substantially all the assets and liabilities of ELI immediately prior to the proposed restructuring. The proposed restructuring may not be implemented without various authorizations by certain governmental regulatory agencies, including the LPSC, the Securities and Exchange Commission, the Federal Energy Regulatory Commission, and the Nuclear Regulatory Commission.

                The currently outstanding preferred stock of ELI consists of 635,000 shares of preferred stock, with a par value of $100 for each share and issued in eight series, and 1,480,000 shares of preferred stock, with a par value of $25 for each share (collectively, the "ELI Preferred Stock"). In its application to the LPSC, ELI noted that it may redeem a portion of the ELI Preferred Stock prior to the proposed restructuring and that, if the proposed restructuring is implemented, it anticipates redeeming any remaining ELI preferred stock within three to six months following the implementation of the proposed restructuring.

                Any redemption of ELI Preferred Stock by ELI in connection with the proposed restructuring will be made at the following respective redemption prices as provided in the ELI amended and restated articles of incorporation, whether the redemption occurs before or after the implementation of the proposed restructuring:

Series of ELI Preferred Stock	Redemption Price Per Share
4.96% Preferred Stock, Cumulative, $100.00 par value	$104.25
4.16% Preferred Stock, Cumulative, $100.00 par value	$104.21
4.44% Preferred Stock, Cumulative, $100.00 par value	$104.06
5.16% Preferred Stock, Cumulative, $100.00 par value	$104.18
5.40% Preferred Stock, Cumulative, $100.00 par value	$103.00
6.44% Preferred Stock, Cumulative, $100.00 par value	$102.92
7.84% Preferred Stock, Cumulative, $100.00 par value	$103.78
7.36% Preferred Stock, Cumulative, $100.00 par value	$103.36
8% Preferred Stock, Cumulative, $25.00 par value	$ 25.00

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERGY LOUISIANA, INC.

Date: July 20, 2005	By: /s/ Steven C. McNeal Steven C. McNeal Vice President and Treasurer